Exhibit 99 (a)

FOR RELEASE: Saturday, October 8, 2005	CONTACT:	Claudia Baucus
(248) 813-2942
DELPHI NAMES CHIEF FINANCIAL OFFICER
Acting CFO appointed Chief Restructuring Officer
TROY, Mich. — The Board of Directors of Delphi Corp. (NYSE: DPH) today named Robert J. Dellinger as the company’s executive vice president and chief financial officer effective immediately. Dellinger, 45, most recently was the executive vice president and chief financial officer for Sprint Corp. He succeeds John D. Sheehan, who was named Delphi’s vice president and chief restructuring officer and had served as acting CFO since March 4, 2005. Sheehan will retain his responsibilities as chief accounting officer and controller on an interim basis but his primary focus will be on leading Delphi’s restructuring activities. Both Dellinger and Sheehan will be members of the Delphi Strategy Board, the company’s top policy-making group.
     “Bob’s sound financial judgment, international experience and strength of leadership will be critical as we move ahead with our global transformation,” said Robert S. “Steve” Miller, Delphi’s chairman and chief executive officer. “John’s leadership as acting CFO has been vital during this transition time and he will bring the necessary focus to Delphi’s restructuring efforts in his new role.”
     Prior to joining Sprint in June 2002, Dellinger was president and chief executive officer of GE Frankona Re based in Munich, Germany, with responsibility for General Electric’s(GE) Employers Reinsurance Corporations (ERC) European and Asian operations. In his 19-year career at GE, he had diverse financial and operational experiences in both industrial and financial services. In March 1997, he was named an officer of GE and executive vice president and chief financial officer of ERC. He served as manager of finance for GE Motors and Industrial Systems from 1995 to 1997 and was director of finance and business development for GE Plastics Pacific based in Singapore from 1993 to 1995. He spent five years on the GE Corporate Audit Staff and completed the GE Financial Management Program.
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     Dellinger graduated from Ohio Wesleyan University in 1982 with a bachelor of arts in economics and a minor in accounting. He serves on the board of directors of SIRVA, Inc., a NYSE- listed company.
     For more information about Dellinger and information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/.
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